Exhibit 10.3

Execution Copy

CONFIDENTIAL

AMENDMENT TO BUSINESS COMBINATION MARKETING AGREEMENT

This AMENDMENT TO BUSINESS COMBINATION MARKETING AGREEMENT (this “Amendment”) is entered into as of April 4, 2024, by and among EarlyBirdCapital, Inc. (“Advisor”), Keyarch Acquisition Corporation, a Cayman Islands exempted company (the “Company”), and Zooz Power Ltd., an Israeli company (“Zooz”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Business Combination Marketing Agreement (as defined below), and if not defined therein, then in the BCA (as defined below).

WHEREAS, the Advisor and the Company entered into that certain Business Combination Marketing Agreement, dated as of January 24, 2022 (the “Business Combination Marketing Agreement”), whereby the Advisor agreed to assist the Company in connection with the Company’s business combination with one or more businesses or entities as described in the Company’s Registration Statement on Form S-1 (File No. 333-261500);

WHEREAS, the Company is a party to that certain Business Combination Agreement, dated as of July 30, 2023 (as amended on February 9, 2024, March 8, 2024 and March 15, 2024, and as it may further be amended or supplemented from time to time in accordance with its terms, the “BCA”), with Zooz, Zooz Power Cayman, a Cayman Islands exempted company and a wholly-owned subsidiary of Zooz (“Merger Sub”), and Keyarch Global Sponsor Limited, a Cayman Islands exempted company, in the capacity as the SPAC Representative thereunder, pursuant to which, subject to the terms and conditions thereof, among other matters, (a) Zooz will conduct a recapitalization pursuant to which among other things, each then-outstanding Zooz ordinary share, par value NIS 0.00025, will become and be converted into such number of Zooz ordinary shares as is determined by multiplying such Zooz ordinary share by the Conversion Ratio (the “Recapitalization”), and (b) subject to completion of the Recapitalization, at the Effective Time, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity in connection therewith (the “Merger”), and as a result of which, (i) the Company shall become a wholly-owned subsidiary of Zooz, (ii) all of the issued and outstanding ordinary shares of the Company will be exchanged for Zooz ordinary shares on a one-for-one basis, (iii) the registered holder of each outstanding right to receive one tenth (1/10) of one SPAC Class A ordinary share (collectively, the “SPAC Rights”) will be issued the number of full shares of SPAC Class A ordinary shares to which such holder of SPAC Rights is eligible, and which shall be exchanged for the equivalent number of Zooz ordinary shares, (iv) all of the issued and outstanding warrants to purchase ordinary shares of the Company will be exchanged for substantially similar warrants of Zooz (preserving the existing public or private nature of such SPAC warrants) on a one-for-one basis, (v) up to an additional 4,000,000 Zooz ordinary shares will be contingently issuable, in the form of an earnout which is subject to certain terms and conditions relating to the price of the Zooz ordinary shares following the Effective Time, to those existing holders of Zooz ordinary shares immediately prior to the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) at a record date to be determined by the Company in coordination with the TASE, during the five-year period following the end of the fiscal quarter after consummation of the Business Combination and (vi) Zooz ordinary shares issued in the Merger will be listed for trading on the Nasdaq, all upon the terms and subject to the conditions set forth in the BCA and in accordance with the provisions of applicable law; and

WHEREAS, in contemplation of the transactions contemplated by the BCA, the Company, the Advisor and Zooz have agreed to amend the fee payable to the Advisor under the Business Combination Marketing Agreement with respect to the consummation of the transactions contemplated by the BCA and to add Zooz as a party to be jointly and severally liable for the payment and indemnity obligations of the Company under the Business Combination Marketing Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Amendments to Business Combination Marketing Agreement. The parties hereby agree to amend the Business Combination Agreement as follows:

1.1 Section 1(b) of the Business Combination Marketing Agreement is hereby amended to delete such section in its entirety and replace it with the following:

“(b) As compensation for the foregoing services, upon the consummation (the “Closing”) of the Company’s Business Combination with Zooz Power Ltd., an Israeli company (“Zooz”), the Company will pay the Advisor a fee equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the “Fee”), with (i) a portion of the Fee (the “Closing Payment”) equal to the sum of (A) Five Hundred Thousand Dollar ($500,000) plus (B) fifty percent (50%) of the remaining funds in the Trust Account as of the Closing after giving effect to the payment of redemptions by the Company’s public shareholders (up to a maximum amount for the Closing Payment equal to the Fee) paid in cash at the Closing by wire transfer of immediately available funds to an account designated in writing by the Advisor, and (ii) any remaining portion of the Fee not paid at the Closing by the Closing Payment satisfied by the delivery by Zooz and Keyarch Global Sponsor Limited, a Cayman Islands exempted company, of a promissory note in substantially the form attached hereto as Exhibit A (the “Note”).”

1.2 Exhibit A to this Amendment and the form of Note attached thereto are hereby added as Exhibit A to the Business Combination Marketing Agreement.

1.3 Sections 1(c) and 1(e) of the Business Combination Agreement are hereby amended to delete such sections in their entirety and replace them with the following: “[reserved]”

1.4 Section 1(d) of the Business Combination Agreement is hereby amended to delete the first sentence of such section.

1.5 Section 2 of the Business Combination Marketing Agreement is hereby amended to delete such section in its entirety and replace it with the following:

“2. Expenses.

At the Closing, the Company shall reimburse the Advisor $10,000 for its reasonable out-of-pocket costs and expenses incurred (including the fees and disbursements of its counsel) in connection with the performance of its services hereunder and in connection with the negotiation and execution of this Agreement, the Note and other documents related to the Business Combination with Zooz.”

1.6 Section 10 of the Business Combination Marketing Agreement is hereby amended to add the following after the end of the first sentence of Section 10:

“The address for notices to Zooz under this Agreement shall be as follows:

Zooz Power Ltd.
13 Hamelacha St.
Lod 7152025, Israel
Attn: Boaz Weizer, CEO

With a copy (which shall not constitute notice) to:

Shibolet & Co.
4 Yitzhak Sadeh St. Tel Aviv 6777504, Israel
Attn: Ofer Ben-Yehuda”

1.7 Section 13 of the Business Combination Marketing Agreement shall be amended to add the following at the end of the Section:

“Notwithstanding the foregoing, any provisions of this Agreement that are expressly or otherwise required to be governed by the Israeli Companies Law, 1999, as amended and the regulations promulgated thereunder or by the Israeli Securities Law, 1968, as amended and the regulations promulgated thereunder (collectively, “Israeli Law”), shall be governed by Israeli Law (without giving effect to choice of law principles thereof) in respect of which the parties irrevocably submit to the non-exclusive jurisdiction of the courts of Israel.”

1.8 The following new Section 15 is hereby added to the Business Combination Marketing Agreement:

“15. Assumption by Zooz.

Zooz hereby agrees that from and after the Closing, it will be jointly and severally liable for the obligations of the Company under this Agreement, including without limitation the obligations of the Company for cash payments required at the Closing under Section 1(b) (which the Company undertakes to satisfy prior to or at the Closing), any expense reimbursement obligations required to be paid at the Closing under Section 2 (which the Company undertakes to satisfy prior to or at the Closing), and the indemnification obligations of the Company under Section 5 and Annex I. Anything to the contrary notwithstanding, at the Closing or immediately prior thereto, the Company shall make the cash payments required under Section 1(b) and satisfy any expense reimbursement obligations under Section 2.”

2. Effectiveness. This Amendment shall be binding upon each party upon such party’s execution and delivery of this Amendment, but this Amendment shall only become effective upon the Closing. In the event that the BCA is validly terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and become null and void, and the parties shall have no obligations under this Amendment, and the terms of the original Business Combination Marketing Agreement shall be reinstated without giving effect to this Amendment.

3. Miscellaneous. The terms of this Amendment shall be interpreted, enforced, governed by and construed in a manner consistent with the provisions of the Business Combination Marketing Agreement. Except as expressly provided in this Amendment, all of the terms and provisions in the Business Combination Marketing Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Business Combination Marketing Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Business Combination Marketing Agreement in the Business Combination Marketing Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Business Combination Marketing Agreement, as amended or modified by this Agreement (or as the Business Combination Marketing Agreement may be further amended, modified or supplemented after the date hereof in accordance with the terms thereof). This Amendment may be executed in any number of original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to be signed and delivered by its respective duly authorized officer as of the date first above written.

The Company:

KEYARCH ACQUISITION CORPORATION

By:
	Name:	Dr. Kai Xiong
	Title:	Authorized Signatory

The Advisor:

EARLYBIRDCAPITAL, INC.

By:
Name:
Title:

Zooz:

ZOOZ POWER LTD.

By:
	Name:	Avi Cohen
	Title:	Chairman of Directors

{Signature Page to Amendment to Business Combination Marketing Agreement}

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